UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):	December 31, 2005

VitalStream Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-10013	87-0429944

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

One Jenner, Suite 100 Irvine, California	92618

(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code:
(949) 743-2000

N/A

(Former name, former address, and formal fiscal year, if changed since last report)

             Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01      Entry Into a Material Definitive Agreement.

              On December 31, 2005, VitalStream Holdings, Inc. and its consolidated subsidiaries (the "Company") entered into a First Amendment to Loan and Security Agreement (the "Amendment") with Comerica Bank ("Comerica'). The Amendment amends that certain Loan and Security Agreement dated as of October 7, 2004 (the "Loan Agreement"), which was reported on, and filed as an Exhibit to, a Current Report on Form 8-K filed by the Company with the SEC on October 13, 2004.

              The Loan Agreement provided for a revolving line of credit of up to $2,000,000 for general working capital needs, with interest equal to the Comerica's published prime rate payable monthly until the maturity date of September 30, 2005, at which time all accrued and unpaid interest and principal was to be due and payable. Such due date was extended pending the Amendment. Pursuant to the Amendment, the limit for the revolving line of credit is increased to $2,235,000, the applicable interest rate is increased to Comerica's published prime rate plus 0.50% and the maturity date is extended until December 31, 2006. The outstanding balance on the revolving line of credit as of the date of the Amendment was $2,000,000.

              The Amendment adds to the Loan Agreement a fixed (non-revolving) term loan of $2,000,000 for the purpose of financing additional equipment purchases. Interest accrues on the term loan at Comerica's published prime rate plus 1.00%. The Company may make interest-only payments on the fixed term loan for three months, after which it is required to begin amortizing the outstanding balance with equal payments over 24 months. If not previously repaid, the term loan is due and payable on March 31, 2008.

              The Loan Agreement also provided for a term line of credit of up to $2,000,000 to finance equipment purchases that was available for purchases made prior to September 30, 2005. The parties agreed to revise the term line of credit to the amount of $1,900,607 as of the date of the Amendment, and, as provided in the Loan Agreement, the Company paid interest only on such term line of credit until September 30, 2005, after which equal monthly payments of outstanding principal and interest will be payable until the maturity date of September 30, 2007. Interest accrues on the term line of credit at a rate equal to Comerica's published prime rate plus 0.50%. The outstanding balance on such term line of credit as of the date of the Amendment was $1,735,337. Except as incidentally affected by the new covenants set forth below, the Amendment does not materially amend the term line of credit.

             The Company continues to pledge substantially all of its assets to secure repayment of the credit facilities made available under the Loan Agreement, as amended, and substantially all previously existing restrictive covenants continue to apply. In addition, the Amendment adds (a) a requirement that the Company maintain a ratio of total liabilities to tangible net worth of not more than 1.60 to 1.00, and (b) a requirement that the Company's EBITDA, measured on a trailing three (3) month basis, be not less than the amounts set forth below for the periods set forth below:

Period	Minimum EBITDA
For 3 months ending March 31, 2006	$208,422
For 3 months ending June 30, 2006	$440,570
For 3 months ending September 30, 2006	$768,503
For 3 months ending December 31, 2006 and the last day of each 3 month period thereafter	$1,158,307

Item 2.03      Creation of a Direct Financial Obligation or an Obligation Under An Off-Balance Sheet Arrangement of a Registrant.

             The information set forth in Item 1.01 of this Report is incorporated herein by reference.

Item 9.01      Financial Statements and Exhibits.

              (c)    Exhibits

                          10.1   First Amendment to Loan And Security Agreement between the Company and Comerica

SIGNATURES

               Pursuant to the requirements of the Securities Exchange of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 6, 2006	VitalStream Holdings, Inc.

	By:	/s/ Philip N. Kaplan

Philip N. Kaplan President